Exhibit (d)(3)

                                  ORGANIC, INC.

                            EQUITY INCENTIVE PROGRAM

      The Program provides for the grant to selected Employees of Organic, Inc. (the "Company") of certain rights to acquire Company Common Shares.

      1. Definitions.

      "Affiliate" means any parent corporation or subsidiary corporation, as those terms are defined in Sections 424(e) and (f), respectively, of the Code, whether now or hereafter existing.

      "Amendment" has the meaning ascribed thereto in Section 5(e).

      "Board" means the Board of Directors of the Company.

      "CEO" means Seneca's Chief Executive Officer or another officer of Seneca or any of its Affiliates, including without limitation the Company, specifically authorized from time to time by Seneca's Chief Executive Officer to exercise approval rights under the Program.

      "Certificate" means the Certificate of Incorporation of the Company as from time to time amended, including without limitation as required by Section 5(e).

      "Class A Common Stock" means the shares of Class A Common Stock of the Company; provided, however, that, in accordance with the Certificate, at or immediately prior to a Listing, the Class A Common Stock will automatically be converted into or otherwise become Common Stock.

      "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      "Committee" has the meaning ascribed thereto in Section 2(c).

      "Common Shares" means, collectively, Class A Common Stock and Common
Stock.

      "Common Stock" means the shares of Common Stock of the Company.

      "Continuous Service" means that the service of an Employee is not interrupted or terminated for any reason, including death or disability. The Board will have the power to determine in its sole discretion whether Continuous Service will be considered interrupted in the case of (i) any leave of absence, including sick leave, military leave, maternity leave or any other personal leave, (ii) inter-company transfers between the


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Company, its Affiliates and their successors, and (iii) any transaction to which the Company is a party. Notwithstanding the foregoing, (A) the service of an Employee will not be deemed to be interrupted for any period for which the Employee is eligible for payments under the long-term disability plan for executives of the Company generally (such period, a "Disability Period") and (B) any Disability Period will not count toward any period required to satisfy any vesting requirement under a Stock Award except as approved by the Board in its sole discretion.

      "Company Stock Options" has the meaning ascribed thereto in Section 5(e).

      "Dividends" means the cash or property (valued by the Board) received on each share of Common Stock; provided, however, that, in lieu of any other dividend or distribution paid or payable on other Common Shares, notwithstanding the terms of the Certificate, the Company will pay to each holder of record of Class A Common Stock (vested or unvested) on April 30th of any year beginning with April 30, 2003 and ending with April 30, 2007, dividends in an amount per share equal to the quotient of (A) the Class A % times Net Income for the immediately preceding calendar year (which will be conclusively established for all purposes hereof as the amount thereof so shown on the audited financial statements of the Company, adjusted, if applicable, by the Board as contemplated by the definition of "Net Income" below) (plus, if PBT is greater than $10 million in 2002 (the "2002 PBT Threshold"), an additional $1 million) divided by
(B) the number of authorized shares of Class A Common Stock, regardless of the actual amount of dividends paid or deemed paid on the Common Stock or the actual number of shares of Class A Common Stock outstanding. The "Class A %" as of any particular time will equal (i) 0.9 times (ii) the number of then-outstanding shares of Class A Common Stock (disregarding any vesting requirements but giving effect to any forfeitures) divided by the total number of then-outstanding Common Shares, provided, however, that in no event will the "Class A %" exceed 90% times 15%.

      "Employee" means any natural person employed on a full-time basis by the Company or any Affiliate of the Company. Neither service as a director or consultant, nor payment of a director's or consultant's fee, will be sufficient in and of themselves to constitute "employment" by the Company.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "Grantee" means any recipient of a Stock Award.

      "Initial Award" has the meaning ascribed thereto in Section 3(a).

      "Listing" means an event requiring the conversion of Class A Common Stock into Common Stock under the Certificate.

      "Nasdaq" means the National Association of Securities Dealers, Inc. Automated Quotation System.


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      "Net Income" means the consolidated net income of the Company for any calendar year as shown on the audited financial statements of the Company for the relevant year, calculated by the Company giving effect to the principles in
Section 1.3(b)(i)-(xiii) of the Share Purchase Agreement.

      "Original Incentives" has the meaning ascribed thereto in Section 5(b).

      "PBT" will mean "PBT" as defined and finally determined under the Share Purchase Agreement, any such determination to be conclusive for all purposes of this Program and any Stock Award (except that, for purposes of calculating the 2002 PBT Threshold, Section 1.3(b)(xiii) of the Share Purchase Agreement will not apply).

      "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

      "Program" means this Equity Incentive Program.

      "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      "Seneca" means Seneca Investments LLC.

      "Share Purchase Agreement" means the Share Purchase Agreement, entered into as of September 18, 2001, among Seneca, Organic Holdings LLC and certain other parties, as amended.

      "Stock Award" means any right granted under the Program.

      "Stock Award Agreement" means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement will be subject to the terms and conditions of the Program. Unless otherwise determined by the Board, Stock Award Agreements will be in substantially the form of Annex A hereto.

      "Subsidiary" of a Person means another Person whose results of operations are required by U.S. GAAP to be consolidated with the results of operations of the first Person.

      "Successor Awards" means Stock Awards made by the Board as contemplated by
Section 3(b).

      "U.S. GAAP" means accounting principles generally accepted in the United States.


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      2. Administration. (a) The Program will be administered by the Board unless and until the Board delegates administration to a Committee as provided in Section 2(c).

      (b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Program:

            (i) To determine from time to time which Employees will be granted Stock Awards; when and how each Stock Award will be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a Stock Award will vest; and the number of Common Shares with respect to which a Stock Award will be granted;

            (ii) To construe and interpret the Program and Stock Awards, and to establish, amend and revoke rules and regulations for the Program's administration. The Board, in the exercise of this power, may (A) correct any defect, omission or inconsistency in the Program or in any Stock Award Agreement in a manner and to the extent it may deem necessary or expedient to make the Program fully effective (and it will be the sole and final judge of such expediency) and (B) make any other determination that the Board is authorized to make under the Program (including without limitation any determination under Section 4(b)); provided, however, that no such correction to the Program or any Stock Award Agreement or determination will require the consent of any Grantee pursuant to Section 5(i) if it applies to all then-existing and any subsequently entered into Stock Award Agreements;

            (iii) To amend the Program or a Stock Award as provided in Section 5(i); and

            (iv) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the express terms of the Program.

Notwithstanding any provision hereof to the contrary, any determination under
Section 2(b)(i) or (iii) will also require the prior written approval of the CEO.

      (c) The Board may delegate administration of the Program to one or more committees appointed by the Board from among its members (a "Committee"). The Committee will have, in connection with the administration of the Program, the powers theretofore possessed by the Board. The Board may abolish any Committee at any time and revert in the Board the administration of the Program.

      (d) None of the directors or stockholders of the Company, the CEO or any other Person acting pursuant to authority delegated by the Board will be personally liable for any action or determination under the Program. Accordingly, by accepting a Stock Award, a Grantee will be deemed without further action to have irrevocably agreed that no claim or demand may be made hereunder or in respect of any Stock Award against any Person other than the Company itself.


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      (e) Prior to making any determination hereunder, the Board will, to the extent it determines to be appropriate, request that the Chief Executive Officer of the Company express his/her opinion on the matter in the manner and at the time determined to be appropriate by the Board.

      3. Stock Awards. (a) The initial Stock Awards (expressed as a percentage ownership interest in the Company) hereunder (the "Initial Awards") will be as specified in Annex B.

      (b) Any portion of an Initial Award that is forfeited for any reason may be awarded by the Board to another Grantee. Any such award is hereafter referred to as a "Successor Award." The provisions hereof applicable to Stock Awards will also apply to Successor Awards, and as used hereafter the term "Stock Awards" will include Initial Awards and any Successor Awards.

      (c) The Company will issue or transfer restricted Common Shares to Grantees under a Stock Award as provided in the applicable Stock Award Agreement. All Stock Awards will be subject to the terms and conditions set forth in the Program and to such other conditions as are reflected in the Stock Award Agreement approved by the Board. In addition, the following provisions are applicable to Stock Awards:

            (i) Requirement of Employment. If the Grantee's Continuous Service terminates prior to the fulfillment of the conditions for vesting of restricted Common Shares, as set forth in the specific Stock Award Agreement, all restricted Common Shares held by the Grantee and still subject to vesting will be forfeited and will be deemed without further action to have been immediately transferred to the Company. Such shares will revert to and again become available for issuance as Successor Awards under the Program in accordance with Section 3(b). However, the Board may provide for partial or complete exceptions to this requirement as it deems equitable.

            (ii) Consideration. Class A Common Stock issued under a Stock Award will be deemed issued for a consideration per share equal to the par value of the Class A Common Stock, and for no other consideration. By accepting a Stock Award, a Grantee will be deemed without further action to have irrevocably agreed that he or she has not given any consideration (including without limitation past services or continued employment) for a Stock Award other than as described in the immediately preceding sentence.

      4. Shares Available for Stock Awards. (a) Common Shares Subject to Issuance or Transfer. The aggregate number of Common Shares that may be issued or transferred under the Program will be not more than 15.0% of the total number of outstanding Common Shares at the time the Program is adopted after giving effect to all Stock Awards granted hereunder or contemplated to be granted in Annex B. Common Shares issuable under the Program may be authorized but unissued shares or treasury shares. The number of Common Shares available for Stock Awards at any given time will be reduced by the aggregate of all shares previously issued pursuant to the


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Program plus the aggregate of all shares which may become subject to issuance under then-outstanding Stock Awards.

      (b) Adjustments Upon Changes in Capitalization or Other Events. Subject to the other provisions of this Section 4(b), upon changes in the capitalization of the Company or the Common Shares, including without limitation by reason of a recapitalization, merger, consolidation, combination or exchange of Common Shares, stock reorganization or liquidation or such other event as the Board determines to require action as hereafter provided, the number and class of Common Shares available under the Program as to which Stock Awards may be made (both in the aggregate and to any one Grantee), the number and class of Common Shares under each then-outstanding Stock Award or such other term of any Stock Award as the Board determines to require action as hereafter provided, will be correspondingly adjusted by the Board if and to the extent that the Board determines in good faith that such adjustment is appropriate to equitably reflect such event. Notwithstanding the foregoing, upon changes in the capitalization of the Company or the Common Shares by reason of a stock dividend, stock split or reverse split, the number and class of Common Shares available under the Program as to which Stock Awards may be made (both in the aggregate and to any one Grantee), and the number and class of Common Shares under each then-outstanding Stock Award will be correspondingly adjusted. In no event, however, will any change be required as the result of the Company's issuance of Common Shares hereunder or of common stock or voting preferred stock or other equity securities to any Person in a transaction not otherwise described in this Section 4(b) for value determined by the Board in its sole discretion to constitute fair consideration therefor, such event to have the effect of reducing the percentage ownership of each prior holder of Common Shares in the Company, including Grantees under Stock Awards.

      5. General Provisions. (a) Prohibitions Against Transfer. Prior to Listing, the Common Shares subject to, or issued pursuant to, a Stock Award and the Stock Award (or any interest therein) itself may not be assigned, sold, pledged or otherwise transferred except as expressly permitted herein or in the Stock Award Agreement. The Board may, in its sole discretion, grant to or withhold from any Grantee rights to transfer or convey the Common Shares subject to, or issued pursuant to, a Stock Award, or the Stock Award (or any interest therein) itself prior to Listing and will not unreasonably withhold its approval of a Grantee's transfer of fully vested Common Shares to a trust established for charitable or estate planning purposes so long as (i) such Grantee is the sole trustee and, accordingly, has sole voting and other dispositive powers over the Common Shares to be so transferred and (ii) the terms of the trust expressly acknowledge and agree to the limitations herein and in the applicable Stock Award Agreement. Each certificate for Common Shares issued or transferred under a Stock Award will contain a legend giving appropriate notice of the restrictions applicable to the Common Shares and such Stock Award. The Board may, in its sole discretion, require that such certificates be placed into escrow with the Company prior to a Listing.

      (b) Substitute Stock Awards. The Board may make a Stock Award to an employee of another company who becomes eligible for the receipt of Stock Awards by


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reason of a merger, consolidation, acquisition of stock or property, share exchange, reorganization or liquidation involving the Company in substitution for a stock option, stock appreciation right, performance award or other equity award previously granted by such company (the "Original Incentives"). The terms and conditions of the substitute Stock Award may vary from the terms and conditions required by the Program and from those of the Original Incentives. The Board will prescribe the exact provisions of the substitute Stock Awards, preserving the provisions of the Original Incentives to the extent required.

      (c) No Right to Employment. The Program and the Stock Awards under it will not confer upon any Grantee the right to continue in the employment of the Company or affect in any way the right of the Company to terminate the employment of a Grantee at any time. Under the Program and the Stock Awards under it, the Company and in certain circumstances the Grantees have rights including put/call rights upon Grantees' termination of employment. Notwithstanding any other provision of the Program and the Stock Awards under it or any other contractual or legal doctrine, such put/call or other rights will not be affected by the circumstances in which a Grantee's employment is terminated, regardless of whether such termination constituted or is alleged to have constituted a breach of contract, a tort or a violation of any law.

      (d) Severability. If any provision of the Program or Stock Award Agreement, or any term or condition of any Stock Award granted or form executed or to be executed thereunder, or any application thereof to any Person or circumstances is invalid, such provision, term, condition or application will to that extent be void (or, in the discretion of the Board, such provision, term or condition may be amended so as to avoid such invalidity or failure), and will not affect other provisions, terms or conditions or applications thereof, and to this extent such provisions, terms and conditions are severable.

      (e) Effectiveness of Stock Award. No Stock Award will be valid until (i) a Stock Award Agreement is duly executed by the Company and the Grantee of such Stock Award, (ii) the Certificate is amended in order to replace Article IV thereof with Annex C hereto (the "Amendment"), and (iii) the Grantee has either
(A) exercised all stock options previously issued to Grantee by the Company prior to the date this Program has been adopted by the Company (collectively, "Company Stock Options") in accordance with their respective terms or (B) surrendered Grantee's interest in all such unexercised and outstanding Company Stock Options for no additional consideration or, if applicable, the right to receive the positive difference, if any, between the cash or other property received in respect of the Company's common stock pursuant to a merger or other corporate transaction and the exercise price thereof. Following clause (i), (ii) and (iii) of the immediately preceding sentence, such Stock Award will be effective as of the effective date set forth in the Stock Award Agreement.

      (f) Compliance with Law. Nothing herein will be deemed to require the Company to apply for or to obtain any listing, registration, qualification or other action to issue a Stock Award, Common Shares or any other consideration thereunder. The Company may require that certificates evidencing Common Shares delivered pursuant


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to any Stock Award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act. By accepting a Stock Award, a Grantee will be deemed to have represented and warranted that such person is acquiring the Stock Award and/or Common Shares subject to the Stock Award, as the case may be, for his or her own account for investment and not with any present intention of selling or otherwise distributing the same.

      (g) Governing Law. The provisions of this Program and each Stock Award will be governed and construed in accordance with the laws of the State of New York, without regard to its principles of conflict of laws.

      (h) Statutorily Required Withholding Taxes. No Common Shares will be delivered under the Program to any Grantee or successor Grantee upon any grant of a Stock Award until such Grantee or successor Grantee has made arrangements acceptable to the Board for the satisfaction of any statutorily required foreign, federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Common Shares. Upon grant of a Stock Award or such other time as to which withholding may be required by law, the Company will withhold or collect from Grantee an amount in cash sufficient to satisfy such tax obligations. The Board may, in its discretion and subject to such rules as the Board may adopt, permit the Grantee to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the grant of a Stock Award by surrendering to the Company, or by electing to have the Company withhold, Common Shares having a fair market value (as determined by the Board based upon such measures of fair value as it determines, provided that the basis therefor is set forth in such detail as the Board determines to be appropriate in the records of the Board's meetings and action) equal to the amount of the withholding tax (but only to the extent that such action would not result in an accounting compensation charge for financial reporting purposes with respect to the Common Shares used to satisfy the statutorily required withholding unless otherwise determined by the Board).

      (i) Amendments. Without limiting the generality or effect of any other provision contained herein, including without limitation the authority granted to the Board pursuant to Section 2(b)(ii), the Program or the Stock Award Agreements collectively may be amended in any respect the Board deems necessary or advisable; provided, however, that if the rights and obligations of a Grantee would, in the aggregate after giving effect to the proposed amendment or amendments, be adversely affected, such amendment or amendments will not be effective (other than with respect to any Grantee who consents thereto in writing) unless the amendments have been approved by both (1) the holders of a majority of the Common Shares subject to Stock Awards and (2) a majority of the number of holders of Stock Awards, in which event such amendment will be effective without further action as to all Grantees so affected. Any approval as provided in the preceding sentence will be binding on the Company and all Grantees, and no Grantee will have any cause of action against the Company or any other Person for any action taken by such Person in reliance upon or as a result of such approval.


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